News Release
R. Andrew Watts

March 28, 2018	Chief Financial Officer
(386) 239-5770

BROWN & BROWN, INC. COMPLETES 2-FOR-1 STOCK SPLIT

(Daytona Beach, Florida) . . . Brown & Brown, Inc. (NYSE: BRO) (the “Company”) today announced that its previously declared 2-for-1 stock split was paid on March 28, 2018 to shareholders of record as of the close of business on March 14, 2018 and that the Company’s common stock will begin trading at the split-adjusted price at the market open on March 29, 2018. As a result of the stock split, the number of outstanding shares of common stock will increase from approximately 138 million to approximately 276 million.

About Brown & Brown
Brown & Brown, Inc., through its subsidiaries, offers a broad range of insurance products and services. Additionally, certain Brown & Brown subsidiaries offer a variety of risk management, third-party administration, and other services. Serving business, public entity, individual, trade and professional association clients nationwide, the Company is ranked by Business Insurance magazine as the United States’ sixth largest independent insurance intermediary. The Company’s Web address is www.bbinsurance.com.

Forward-looking statements
This press release may contain certain statements relating to future events which are forward-looking statements, including those relating to the Company’s stock split. These statements are not historical facts, but instead represent only the Company’s current belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. All forward-looking statements made herein are made only as of the date of this release, and the Company does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which the Company hereafter becomes aware.

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